EXHIBIT 10.8

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release of Claims (this “Agreement ”) is made and entered into as of May 14, 2013 by and between Scott Painter (“Painter ”) and TransBioTec, Inc., a Delaware corporation, and its affiliated entities, including parent, subsidiary [specifically, TransBioTec, Inc., a California corporation], and sister corporations (collectively “TransBioTec” or the “Company ”), with Painter and the Company together referred to herein as the “Parties”.

This Agreement is executed with reference to the following facts:

R E C I T A L S

A.           In 2012 the Company hired Painter to act as the CEO of the Company.  The terms of Painter’s employment were set forth in a negotiation memorandum but never finalized into a written employment agreement.  On December 28, 2012, following a Company Board meeting, Painter was terminated as CEO of the Company (the “Separation Date”).

B.           Through counsel, the Parties have been in discussion over the nature and reasons for the Painter termination.  As a result of the discussions, the Parties have agreed to settle any and all claims that each other may have against each other.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing facts and mutual covenants and agreements herein contained, the Parties agree as follows:

1.           Terms of Settlement:

a.           The Company agrees to pay Painter, by wired funds, a total of Fifty Thousand dollars ($50,000) upon the following schedule of one-half paid May 15, 2013, with a three day grace period and the remaining one-half paid by May 30, 2013 with a three day grace period (the “Separation Payments”).  The Company can pay the entire sum with the first payment.  Painter is to provide wiring instructions by close of business on May 14, 2013.

b.           The payment above in Section 1.a. is allocated: (i) $45,000 Salary; and (ii) $5,000 expense loan reimbursement,

c.           Issuance of 150,000 common stock shares to Painter.  The Company shares shall be processed for delivery to Painter within 15 working days of the date of execution of this Agreement, and

d.           Agreement to a mutual non-disparagement clause.

2.           In executing this Agreement, the Parties hereby terminate all other existing business and contractual relationships between them.

3.          Release by Painter. In consideration of the Settlement Agreement terms and conditions, Painter, on behalf of himself, his successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them, irrevocably and unconditionally waives, releases, and promises never to assert against TransBioTec or its present and former parent companies, affiliates, subsidiaries, officers, directors, present and former employees, attorneys, insurers, agents, successors, and assigns, and each of them (collectively, the “ TransBioTec Releasees ”), any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description he may have against TransBioTec Releasees to the fullest extent permitted by law, including all those arising out of or related to Painter’s employment with TransBioTec, or any affiliate, Painter’s termination from employment and all other positions with TransBioTec or any affiliate, or any other claim of any kind arising from any act that occurred during Painter’s employment with TransBioTec including the cessation of employment contemplated by this Agreement; provided, however, that Painter is not waiving any claims or rights that he may have under this Agreement.

This release is intended to have the broadest possible application, and includes, but is not limited to, claims arising in any jurisdiction in the world, including any claims under U.S. federal, state, or local statutory or common law such as alleged violations of  Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act; the California Civil Code, the California Labor Code, the California WARN Act (Cal. Labor Code §§1400 et seq.), claims arising under contract or any alleged breach of tort law; and claims arising out of any law or public policy of the United States of America, the State of California, or any other governmental entity. Painter expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Painter or on his behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as Painter’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for any challenge to the validity of Painter’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

Painter accepts the amounts to which he is entitled by virtue of this Agreement as final settlement of accounts between the parties and declares expressly that, subject to performance of this Agreement, neither TransBioTec nor any other TransBioTec Releasees – wherever located – will have any further obligations to Painter. Painter confirms that he has no further rights or claims – and to the extent relevant he knowingly and expressly waives any and all of such rights and claims – against TransBioTec and the TransBioTec Releasees, wherever located and under any applicable laws of any relevant jurisdiction, on the basis of the employment relationship and/or the termination of the Employment Agreement, including (without limitation) salary, bonuses, commissions, vacation pay, termination, discrimination, outplacement benefits, relocation benefits, protection indemnities of any nature, any other indemnities or on any other basis whatsoever. Nothing in this Agreement constitutes waiver or release of Painter’s indemnification rights under, if applicable, common or statutory law.

Painter, moreover, expressly waives the right to invoke any factual or legal error or any omission whatsoever pertaining to the existence and extent of his rights.

4.          Release by TransBioTec. In consideration of the release provided by Painter in this Agreement, TransBioTec irrevocably and unconditionally waives, releases, and promises never to assert against Painter, his successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them (collectively, the “ Painter Releasees ”), any and all debts, claims, liabilities, demands, and causes of action that it may have that arise out of actions taken by Painter in the course and scope of his performance of his duties as an officer, director or employee of TransBioTec; provided, however, that TransBioTec is not waiving or releasing any claims or rights that it may have against Painter as a result of Painter’s fraudulent or dishonest conduct, knowing or intentional violation of law.

5.          Cooperation. In consideration of this Agreement, Painter will fully cooperate with TransBioTec and its counsel as it relates, in any way, to the following: any foreign or domestic dispute (including, but not limited to, litigation, arbitration, and federal, state or local administrative inquiry) arising out of or related to any services he performed for TransBioTec and which occurred during his employment with or other services to TransBioTec. Full cooperation shall include, but not be limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to TransBioTec without the need of the subpoena process. During the period Painter is receiving Separation Payments, such cooperation will be provided by Painter without further compensation, other than reimbursement for reasonable out of pocket business expenses such as transportation, parking and meals or as specifically agreed in advance and in writing. In addition, as a condition to TransBioTec executing this Agreement and providing the Separation Benefits hereunder, Painter agrees to cooperate in all matters relating to the transition of his employment (including with respect to internal and external communication plans) and other matters reasonably requested by TransBioTec after the Separation Date, without further compensation.

6.          No Existing Claims. Painter warrants that neither Painter nor any of the Painter Releasees has any existing claims against TransBioTec, or any of its present or former employees, and neither Painter nor any of the Painter Releasees has filed any complaints, charges, grievances, or lawsuits against any TransBioTec Releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States. TransBioTec warrants that neither TransBioTec nor any of the TransBioTec Releasees has any existing claims against Painter, and neither TransBioTec nor any of the TransBioTec Releasees has filed any complaints, charges, grievances, or lawsuits against any Painter Releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States.

7.          Section 1542 Waiver. Painter waives all rights under California Civil Code section 1542, if applicable, and any similar statute or rule of decision in any other jurisdiction. Section 1542 Painters as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

By waiving all rights under section 1542, Painter acknowledges that this release includes all claims, demands, or causes of action, attorneys’ fees and costs that Painter may have against TransBioTec Releasees. It is understood and agreed by Painter that this Agreement waives all right, if any, under California Civil Code section 1542, and any similar statute or rule of decision in any other jurisdiction, and is a full and final release, and that it will extinguish claims, demands and causes of action that are known or unknown, foreseen, or unforeseen, anticipated or unanticipated, of every kind, nature and character Painter may have against TransBioTec as of the date Painter executes this Agreement.

8.          No Admission of Liability. This Agreement is not an admission of liability on the part of TransBioTec Releasees, or any of their present or former directors, officers, employees, shareholders, or agents. This Agreement is not an admission, directly or by implication, that TransBioTec Releasees, or any of them, has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to Painter.

9.          Section 409A.

(a)         Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Painter, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “ Deferred Payments ”) will be paid or otherwise provided until Painter has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no separation payable to Painter, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Painter has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, “ Section 409A ” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(b)         Notwithstanding anything to the contrary in this Agreement, if Painter is a “specified employee” within the meaning of Section 409A at the time of Painter’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Painter’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Painter’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Notwithstanding anything herein to the contrary, if Painter dies following Painter’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Painter’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations to the extent permissible thereunder.

(c)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(d)         The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Painter agrees to amend this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition to Painter under Section 409A, so long as such amendment or action does not reduce Painter’s benefits hereunder. Painter has had an opportunity to review this Agreement with his own legal and tax advisors and understands that TransBioTec does not guarantee any particular tax effect for income provided to Painter pursuant to this Agreement. In any event, except for TransBioTecs responsibility to withhold applicable income and employment taxes from compensation paid or provided to Painter, TransBioTec shall not be responsible for the payment of any applicable taxes, penalties or interest on compensation paid or provided to Painter pursuant to this Agreement. In no event will the Company reimburse Painter for any penalties, taxes or interest that may be imposed on Painter as a result of Section 409A.

10.          Future Employment. Painter acknowledges that any employment relationship he has had with TransBioTec terminates irrevocably in accordance with this Agreement on the Separation Date, and that Painter has no further relationship in the future with TransBioTec. Painter agrees to waive any claim for reinstatement or rehire.

11.          Attorneys’ Fees and Costs. The parties will bear their own fees and costs incurred in connection with negotiating and drafting this Agreement.

12.          Non-Assignment of Claims. Painter represents and warrants that he has not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

13.          Advice of Counsel. In executing this Agreement, Painter acknowledges that he has had the opportunity to consult with, and be advised by, an independent lawyer of his choice, and that he has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

14.          Ambiguities. Painter has reviewed this Agreement, and has had a full opportunity to negotiate its contents. Painter expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Painter agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

15.          Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes all prior understandings and agreements, both oral and written. Other than this Agreement, there are no other agreements, written or oral, express or implied, between the parties with respect to the subject matter of the Agreement. The parties agree that this Agreement may be modified only in a writing that is signed by both an authorized representative of TransBioTec and Painter.

16.          Choice of Law. The parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of California with venue of any civil matter to be in the County of Orange, State of California, and where applicable, of the United States.

17.          Severability. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be illegal, invalid, or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court or arbitrator, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby

18.          Disputes. The parties agree that, in the event of any dispute between or among them or claim for relief by either party against the other or any agency, successor, or assignee of the other, other than claims for injunctive relief requiring immediate intervention to prevent irreparable harm or damage, no claim for relief shall be filed until the claimant party has notified the other party in writing of the claim and the parties have submitted the matter to the National Arbitration Forum for mediation, under the Rules of Mediation of the Forum. The parties agree to participate, in good faith, in the mediation process, with the purpose to resolve any and all such claims and disputes without the necessity of litigation and agree that with regard to such claims, no claim shall be filed unless and until the parties agree or the mediator declares that an impasse exists.

19.          Prevailing Party. If any dispute arises between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in such proceeding, as determined by the arbitrator or court, shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief that may be granted.

20.          Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Painter’s heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of TransBioTec, and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.

21.          Notification of Rights Under the Older Workers Benefit Protection Act. The following notification is contemplated by the Older Workers Benefit Protection Act.

Painter will have 21 days starting from the date he received this Agreement in which to accept the terms of the Agreement, although he may accept this Agreement at any time within those 21 days. Painter is advised to and has consulted with an attorney about this Agreement. By signing this Agreement, Painter understands that he is knowingly and voluntarily releasing his rights to pursue any claim under the Age Discrimination in Employment Act, as well as other types of claims. Painter acknowledges that this Agreement does not apply to any new claims that may arise after the date Painter signs this Agreement.

To accept the Agreement, Painter must sign and date the Agreement and return it to Charles W. Bennington at TransBioTec. Painter will have seven (7) days after he signs this Agreement in which to revoke his acceptance. To revoke, Painter must send to Charles W. Bennington at TransBioTec a written statement of revocation by fax or overnight mail. If Painter does not revoke his acceptance within the seven day revocation period, this Agreement shall become effective and enforceable on the Acceptance Date, and the Separation Benefits shall become payable as set forth above in Section 3 and subparts. If Painter does not sign and return this Agreement by May 21, 2013, the offer of Severance Benefits will be automatically withdrawn and this Agreement will be of no force or effect. Acceptance of any payments by Painter shall be refunded to the Company is made before any date of rejection exercised above.

By signing this Agreement, Painter agrees that he will not pursue any claim covered by it. If he breaks this promise, he agrees to pay TransBioTec’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims, other than claims to challenge the validity of this Agreement under the Older Workers Benefit Protection Act (the “ OWBPA ”) and the Age Discrimination in Employment Act (the “ ADEA ”). In spite of this Agreement, Painter retains the right to challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (the “ EEOC ”), or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Painter understands that nothing in this Agreement prevents him from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC or any state or local agency which can act as a referral agency for the EEOC. Painter understands, however, that if he successfully pursues a claim against TransBioTec under the OWBPA or the ADEA, TransBioTec may seek to set off the amount of the Separation Payments and Health Benefits that were paid to him for signing this Agreement against any award he obtains. If he unsuccessfully pursues a claim against TransBioTec under the OWBPA or the ADEA, then TransBioTec may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law.

22.        Mutual Non-Disparagement.  The Parties shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about each other at any time following his execution of this Agreement.  Notwithstanding the above, nothing in this provision shall prevent or prohibit any Party from testifying in any legal proceeding, including at deposition, hearing or trial, from cooperating in good faith in any governmental investigation or action, or from making any report required by law.

23.          Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage pre-paid. In case of the Company, mailed notices shall be addressed to its corporate headquarters as set forth in its most recent filing with the United States Securities and Exchange Commission, and all notices shall be directed to the attention of its Chief Executive Officer. In case of Painter, mailed notices shall be addressed to Painter at the home address that Painter most recently communicated to the Company in writing.

24.           Counterparts.  This Agreement may be executed (including by facsimile transmission or electronic signature) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences as of the Separation Date.

/s/ Scott Painter
Scott Painter

TRANSBIOTEC, INC.

/s/ Charles W. Bennington
By: Charles W. Bennington
Title: President